Exhibit 99.1

Rotech Healthcare:

Philip L. Carter

President & Chief Executive Officer

407-822-4600

FOR IMMEDIATE RELEASE

Rotech Healthcare Announces Registration of its Common Stock and Comments on Recent

OIG Report Regarding Medicare Payment Rates for Home Oxygen Equipment

ORLANDO, FLA. – September 16, 2004 – Rotech Healthcare Inc. (OTC: ROHI.PK) (the “Company”) today announced that it filed with the Securities and Exchange Commission (the “SEC”) a registration statement on Form 8-A to register its Common Stock pursuant to Section 12(g) of the Securities Exchange Act of 1934. The result of this filing is that the Company will be fully subject to the regulations affecting companies with a class of securities registered under the Exchange Act.

Philip L. Carter, President and Chief Executive Officer commented, “We believe this is a useful step in the maturation of the Company and will provide shareholders with additional benefits such as information regarding the holdings of certain shareholders. Registration under the Exchange Act is a prerequisite for listing on a securities exchange or automated quotation system. The Company may seek a listing some time in the future, however, the timing for such a listing or what exchange the Company will seek to list on is yet to be determined,” he said.

The Company also announced today that it filed with the SEC a registration statement on Form S-8 under the Securities Act of 1933 registering 4,025,000 shares of common stock issuable under the Company’s Common Stock Option Plan and 200,000 shares of common stock issuable under the recently adopted Nonemployee Director Restricted Stock Plan.

OIG Report/Medicare Reimbursement

The Medicare Prescription Drug, Improvement, and Modernization Act of 2003 (“MMA”) requires Medicare payment for certain home medical equipment products, including oxygen and oxygen equipment, to be reduced in 2005 by the percentage difference between 2002 Medicare payment amounts for those products and the median amounts paid by Federal Employees Health Benefits (“FEHB”) Plans. The 2002 FEHB amounts are to be derived from reports issued by the Office of Inspector General (the “OIG”) of the Department of

Health and Human Services. To address the MMA provision, the OIG conducted studies on home oxygen equipment payments and has now released its report on 2002 payment rates (the “Report”). Found on the OIG’s website (http://oig.hhs.gov), the Report provides, among other things, that median payment amounts for 2002 FEHB Plans were approximately ten (10) to twenty (20) percent lower than the median Medicare fee schedule allowances for stationary and portable equipment. The Report recommends that the Centers for Medicare & Medicaid Services (“CMS”) use the pricing information contained in such report to reduce Medicare payments in 2005 and the Report states that CMS has indicated its support for the findings and recommendations. We expect that any payment reductions determined by CMS would be incorporated into the 2005 fee schedule for the product codes at issue.

Mr. Carter further commented, “If the proposed reductions in the Medicare fee schedules for home oxygen equipment together with the additional reimbursement reductions mandated by the MMA in 2005 for other home medical equipment (excluding inhalation drugs) had been implemented in 2004, we believe it would have resulted in a reduction in 2004 projected annualized revenue in the range of approximately $30 million to $35 million.”

The Company has discussed the implementation of MMA in its previously filed periodic reports. Many uncertainties remain as to the final outcome of reimbursement for inhalation drugs in 2005, including the amount of reduction in reimbursement and whether CMS will increase fees for services associated with dispensing such drugs. The resolution of all reimbursement uncertainties, particularly those uncertainties relating to inhalation drug reimbursement in 2005, will determine whether or not it is economically feasible for the Company to continue to provide inhalation drugs in 2005. In the event that the Company does not continue to provide inhalation drugs during 2005, there will be a material adverse effect on the Company’s revenues and profitability.

About Rotech Healthcare

Rotech Healthcare Inc. is a leading provider of home respiratory care and durable medical equipment and services to patients with breathing disorders such as chronic obstructive pulmonary diseases (COPD). The Company provides its equipment and services in 48 states through approximately 500 operating centers, located principally in non-urban markets. Rotech’s local operating centers ensure that patients receive individualized care, while its nationwide coverage allows the Company to benefit from significant operating efficiencies.

Forward-Looking Statements

Statements contained in this press release may contain forward-looking statements as contemplated by the 1995 Private Securities Litigation Reform Act that are based on management’s current expectations, estimates and projections. Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” “projects,” “may,” “will”, “could”, “should”, “would”, variations of such words and similar expressions are intended to identify such forward-looking statements. Forward-looking statements are subject to known and unknown risks and uncertainties, which could cause actual results to differ materially from those projected or implied in the forward-looking statements. Such risks and uncertainties, many of which are beyond the control of the Company, include but are not limited to, the risks, uncertainties and assumptions associated with: changes in reimbursement policies and other legislative initiatives aimed at reducing healthcare costs associated with Medicare and Medicaid, including, without limitation, the impact of the Medicare Prescription Drug, Improvement and Modernization Act of 2003 and the uncertainties relating to inhalation drug reimbursement; the collectibility of the Company’s accounts receivable; healthcare reform and the effect of changes in federal and state healthcare regulations generally; compliance with various settlement agreements and corporate compliance programs established by the Company; other factors described in the Company’s filings with the Securities and Exchange Commission; compliance with confidentiality requirements with respect to patient information; and other factors. In the event that the Company seeks an exchange listing, there can be no assurances that it will be able to obtain such a listing. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s analysis, judgement, beliefs, projections or expectations only as of the date hereof. Rotech Healthcare Inc. does not undertake any obligation to publicly release any revisions to any forward-looking statements to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.